UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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Thor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 29, 2022

To the Shareholders of THOR Industries, Inc.

On November 2, 2022, we filed our definitive proxy statement for our upcoming Annual Meeting of Shareholders with the Securities and Exchange Commission and provided access to our proxy materials, including our definitive proxy statement, the proxy card, and our 2022 Annual Report on Form 10-K, on our website.

Proposal 3 on the proxy card for the Annual Meeting relates to our annual “Say on Pay” Advisory Vote. On November 23, 2022, we received a copy of the Proxy Paper published by Glass Lewis & Co. recommending against Proposal 3. In the Proxy Paper, Glass Lewis & Co. noted concerns with the terms of the employment agreements with our named executive officers and sought additional information regarding the efforts we made in response to the results of our 2021 Say on Pay Vote. After discussing these concerns internally and with representatives of Glass Lewis & Co., on November 29, 2022, we submitted the attached letter to Glass Lewis & Co. in response to their concerns.

These supplemental materials contain forward-looking statements, which can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations, and are subject to significant risks and uncertainties. These risks and uncertainties could cause our actual results to differ materially from those set forth in such forward-looking statements. Certain of such risks and uncertainties are described in our Annual Report on Form 10-K for the year ended July 31, 2022. We do not undertake to update the forward-looking statements included in these supplemental materials to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

601 East Beardsley Ave. | Elkhart, IN 46514 | Phone: 574-970-7460 | Fax: 574-970-7013 |

thorindustries.com

November 29, 2022

VIA GLASS LEWIS RFS

Glass Lewis & Co.

255 California Street, Suite 1100

San Francisco CA 94111

Re:	THO 2022 Proxy Paper Published November 22, 2022
Report Feedback Statement

We appreciate the opportunity to participate in Glass Lewis’ Report Feedback Statement Service. As detailed more thoroughly below, we believe Glass Lewis’ recommendation concerning Proposal 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers should be reconsidered and amended.

During our fiscal year 2021, THOR entered into non-competition and non-solicitation agreements with its Named Executive Officers. Prior to 2021, none of THOR’s executive-level management team was party to any agreements not to compete or to solicit customers or employees after their employment with THOR ended. The RV industry is ultra competitive and its history is replete with examples of key leaders leaving one company to start competitive businesses. Given THOR’s management team’s longevity and track record of growth with the Company, the contracts (and especially the non-competittion and non-solicitation pledges) were critical and valuable to the Company.

In exchange for these promises, THOR’s management were provided with certain benefits upon change of control or termination which are summarized in our Definitive Proxy Statement as well as in your Proxy Paper published November 22, 2022. THOR’s management did not receive any other compensation or benefits in exchange for signing the agreements.

At the time the contracts were executed and through the date of this Feedback Statement, THOR has regularly engaged in discussions with its investors. This dialogue has been especially robust over the last 18 months. During these conversations, THOR regularly solicits feedback on its compensation plan. To date, THOR has not had a single shareholder question the benefits under the executive employment contracts or express any concern with the contracts.

In its Proxy Paper published in November 2021, Glass Lewis recommended voting against the Fiscal Year 2021 Advisory Vote to Approve the Compensation of Our Named Executive Officers. As your November 22, 2022 Report reflects, we reached out to dialogue with Glass Lewis on two separate occasions concerning this recommendation and engaged in what we felt were meaningful and substantive discussions concerning our executive contracts and the market conditions that justified the extension of our executive contracts. Despite this dialogue, your November 22, 2022 Report, once again, recommends a vote against our executive compensation plan for failing to disclose actions taken in response to last year’s “Against” recommendation that resulted in an approval by approximately 74% of the votes cast.

601 East Beardsley Ave. | Elkhart, IN 46514 | Phone: 574-970-7460 | Fax: 574-970-7013 |

thorindustries.com

While we continue to believe the Executive Contracts are not excessive in light of the market in which we operate and in light of the benefits the Company receives in exchange for the promises set forth in the Contracts, we have considered modifications to the Executive Contracts and intend to adopt new Executive Contracts with the following substantive changes that impact compensation:

1.	Provide only 2 years worth of severance benefits, as opposed to 3, in the event of a change of control and the termination of employment or cessation of employment benefits.

2.	Eliminate the new award of vested RSUs and PSUs upon employment separation. RSUs and PSUs previously awarded will vest as currently provided in the Executive Contracts but no new award will be issued.

3.

Base the payment of cash compensation on the executive’s targeted cash compensation instead of the cash compensation paid over the last 2 fiscal years to avoid uncertainty and potential fluctuations in severance benefits.

In light of the market necessitites that led to our Exeutive Contracts and in light of our proposed changes in structure, we kindly ask Glass Lewis to reconsider and amend its recommendation on Proposal 3. Should further discussion be warranted, I may be reached at your convenience.

Sincerely,

/s/ Trevor Q. Gasper

Trevor Q. Gasper

Senior Vice President, General Counsel

& Corporate Secretary

tgasper@thorindustries.com

601 East Beardsley Ave. | Elkhart, IN 46514 | Phone: 574-970-7460 | Fax: 574-970-7013 |

thorindustries.com